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                                                                  EXHIBIT (23)ii



                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

         This Annual Report on Form 10-K is incorporated by reference into Registration Statement File Nos. 33-28899, 33-63982, 333-67590 and 333-62700
(collectively, the "Registration Statements") of KCS Energy, Inc. ("KCS") and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

         As recommended by KCS's Audit Committee, KCS Board of Directors on July 1, 2002 decided to dismiss Arthur Andersen LLP ("Andersen") as KCS's independent accountants. See KCS's Current Report on Form 8-K filed July 8, 2002 for more information. Furthermore, after reasonable efforts, KCS is unable to obtain Andersen's written consent to the incorporation by reference into the Registration Statements of its audit reports with respect to KCS's financial statements as of and for the fiscal years ended December 31, 2001 and 2000.

         Under these circumstances, Rule 437a under the Securities Act permits KCS to file this Form 10-K without a written consent from Andersen. However, as a result, with respect to transactions in KCS securities pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under
Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued reports into the Registration Statements. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including KCS's officers and directors, may still rely on Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.